                                                                   EXHIBIT 12.01

                           CARAUSTAR INDUSTRIES, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES*
                             (DOLLARS IN THOUSANDS)

                                              1997       1998      1999      2000     2001(1)
                                             -------   --------   -------   -------   --------
EARNINGS:
Income (loss) from continuing operations
  before income taxes, minority interest,
  reversal of loss on discontinued
  operations and cumulative effect of
  accounting changes.......................  $83,188   $ 83,053   $64,445   $13,829   $(17,990)
Equity in income of
  less-than-50-percent-owned Entities......      (40)        12        --        --         --
Fixed charges..............................   16,536     19,469    30,528    41,776     50,099
Less capitalized interest expense..........       --       (219)     (626)     (852)        --
                                             -------   --------   -------   -------   --------
Earnings...................................  $99,684   $102,315   $94,347   $54,753   $ 32,109
                                             =======   ========   =======   =======   ========
FIXED CHARGES:
Interest expense...........................  $14,111   $ 16,072   $25,735   $35,730   $ 43,171
Amortization of debt issuance costs........       --         --       142       737      1,989
Estimate of the interest cost within rental
  expense..................................    2,425      3,178     4,025     4,457      4,939
Capitalized interest expense...............       --        219       626       852         --
                                             -------   --------   -------   -------   --------
Fixed charges..............................  $16,536   $ 19,469   $30,528   $41,776   $ 50,099
                                             =======   ========   =======   =======   ========
Ratio of earnings to fixed charges.........     6.03       5.26      3.09      1.31       0.64(2)
                                             =======   ========   =======   =======   ========

---------------

  * Restated to reflect the change in the inventory costing method of accounting from LIFO to FIFO at one of the Company's subsidiaries. See Note 1 for additional information.

(1) Excludes the extraordinary loss on early extinguishment of debt.

(2) The 2001 earnings were inadequate to cover fixed charges. The cover deficiency was $18.0 million.